EXHIBIT 5

                        LAW FIRM OF LARSON-JACKSON, P.C.
                        1020 16TH STREET, N.W., 3RD FLOOR
                             WASHINGTON, D.C. 20005
                            Telephone: (202) 457-8180
                            Facsimile: (202) 457-8585

                                 March 31, 2003

Lino Novielli, President
Adena Corporation
11921 Freedom Drive, Suite 550
Reston, VA  20190

       Re:  Registration Statement on Form SB-2

Dear Mr. Novielli:

            You have requested my opinion as to whether or not the securities issued by Cross Genetic Technologies, Inc. (the "Company") and registered in the above-referenced registration statement will be legally issued and, when issued, will be fully paid and non-assessable shares of the Company. In connection with this engagement I have examined the form of the registration statement to be filed by the Company; the Articles of Incorporation of the Company; and the By-laws of the Company currently in effect.

            Based upon the above-referenced examination, I am of the opinion that pursuant to the corporate laws of the State of Virginia, the shares of common stock issued by the Company and to be registered pursuant to said registration statement will be legally issued and, when issued, will be fully paid and non-assessable.

            I hereby consent to being named in the registration statement as having rendered the foregoing opinion and as having represented the Company in connection with the registration statement.

                                             Sincerely,

                            /s/ Steve Larson-Jackson